as of December 31, 1995



CONGRESS FINANCIAL CORPORATION
1133 Avenue of the Americas
New York, New York  10036

         RE:      Amendment and Consent

Gentlemen:

                  Reference is further made to certain financing agreements including, but not limited to, a Loan and Security Agreement dated September 30, 1994 (the "Loan Agreement"), a Term Promissory Note dated September 30, 1994, in the original principal amount of $43,000,000 and other agreements, documents and guaranties granting collateral security or creating or evidencing indebtedness, each executed by MEDIQ/PRN LIFE SUPPORT SERVICES-I, INC. ("Borrower") in favor of CONGRESS FINANCIAL CORPORATION ("Lender"), pursuant to which Lender has extended and may hereafter extend certain loans, advances and other financial accommodations to Borrower (the foregoing, together with all related agreements, documents or instruments, as the same may now exist or hereafter be amended or supplemented, are collectively referred to herein as the "Financing Agreements"). All capitalized terms used herein shall have the respective meanings specified in the Loan Agreement unless otherwise defined herein.

                  Borrower has requested that Lender amend certain provisions of the Loan Agreement and waive the breach by Borrower of certain covenants and Lender is willing to do so subject to the terms and provisions hereof.

                  In consideration of the foregoing, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                  1. Notwithstanding anything to the contrary contained in the Loan Agreement, all revenues, income, expenses, assets and liabilities related to the transfer to Borrower (in accordance with GAAP and the requirements of the Securities and Exchange Commission) of the subordinated indebtedness owed by Holdings to KCI, and all goodwill related thereto, shall be excluded from the calculation of the covenants contained in Sections 9.9, 9.11, 9.13, 9.14 and
9.15 of the Loan Agreement.

                  2. With regard to the covenant contained in Section 9.7 of the Loan Agreement, Lender hereby consents to the purchase by Borrower of certain equipment from Mediq Mobile X-Ray Services Inc. for a purchase price of $1,875,000 and the resale of such equipment by Borrower to Mediq Mobile X-Ray Services Inc. for a purchase price of $1,453,125.

                  3. Except as specifically set forth herein, no other changes, amendments or modifications to the Loan Agreement or the other Financing Agreements are intended or implied and, in all other respects, the Loan Agreement and other Financing Agreements shall remain in full force and effect and are hereby specifically ratified and confirmed in accordance with their terms as of the date hereof. In the event that any term or provision of this letter conflicts with any term or provision of the Financing Agreements, the term or provision of this letter agreement shall control.

                                         Very truly yours,


                                         MEDIQ/PRN LIFE SUPPORT SERVICES-I, INC.



                                         By: /s/ Jay M. Kaplan
                                            -------------------------------
                                         Title: Sr. VP - CFO

READ AND AGREED:

CONGRESS FINANCIAL CORPORATION


By: /s/ Frank S. Chiovari
   -------------------------------
Title: Vice Pres.